Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of January 1, 2016 between ASPIRITY HOLDINGS, LLC., a Minnesota limited liability company (the "Company"), located in Minneapolis, Minnesota, and Mark A. Cohn ("Executive").

RECITALS:

A. The Company currently employs the Executive as its President and Chief Executive Officer.

B. At the direction of the Board of Directors of the Company, the Company desires to enter into this Agreement with the Executive to set forth the terms and conditions of the Executive’s employment and to provide certain severance benefits and change of control protections to the Executive.

C. The Executive wishes to enter into this Agreement to set forth the terms and conditions of the Executive’s employment and to provide certain severance benefits and change of control protections to the Executive.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Definitions. The following terms as used herein shall have the following meanings:

(a) "Annual Bonus" means the cash annual bonus based on the achievement of annual performance goals or any short-term incentive or bonus plan established by the Board of Directors or the Compensation Committee of the Board of Directors of the Company from time to time.

(b) "Base Salary" means the base salary payable to the Executive pursuant to Section 2(c).

(c) "Cause" means termination of the Executive in the event that the Executive: (i) has repeatedly failed to perform the material duties specified for the position to which the Executive has been elected, which failure is willful and deliberate; (ii) has engaged in an act or acts of dishonesty which is or are intended to result in substantial personal enrichment for the Executive; (iii) has knowingly engaged in conduct which is materially injurious to the Company; (iv) is convicted of, or pleads nolo contendere to (A) any felony (other than any felony arising out of negligence), or (B) any crime or offense involving dishonesty with respect to the Company; (v) has failed to comply with the covenants contained in Sections 9, 11 and 12 of this Agreement as determined in accordance with Section 14 hereof; or (vi) knowingly provides materially misleading information concerning the Company to the Board of Directors of the Company, any governmental body or regulatory agency or any lender or other financing source or proposed financing source of the Company.

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(d) A "Change in Control" shall be deemed to have occurred if:

(i) any "Person" or "Persons" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes a beneficial owner, directly or indirectly, of securities representing 50% or more of the fair market value or total voting power of all of the Company's then outstanding securities, except for the issuance of securities in any public financing that is approved by the Board of Directors; or

(ii) the equity holders of the Company approve the sale of all, or substantially all, of the business or assets of the Company or the liquidation or dissolution of the Company, or the equity holders of the Company approve the merger, consolidation or other corporate reorganization of the Company under circumstances in which the equity holders of the Company immediately prior to such merger, consolidation or reorganization do not own more than 50% of the voting power of the securities of the surviving party immediately after such merger, consolidation or reorganization.

(e) "Confidential Information" means any information which is proprietary or unique to the Company or any subsidiary of the Company, including but not limited to trade secret information, matters of a technical nature such as processes, devices, techniques, data and formulas, research subjects and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel , customers, suppliers, pricing policies, any information concerning the marketing and other business affairs and methods of the Company which is not readily available in the Company's industry, and any information the Company or any subsidiary has indicated is confidential.

(f) "Good Reason" means termination by the Executive in the event that (i) the Executive is not at all times the duly elected to the position of President and Chief Executive Officer; (ii) there is any material reduction in the scope of the Executive's authority and responsibility; (iii) there is a reduction in the Executive's Base Salary or a material reduction in the other benefits to which the Executive is entitled; (iv) the Company requires the Executive's principal place of employment to be anywhere other than the Company's principal executive offices, or there is a relocation of the Company's principal executive offices outside of Minneapolis/St. Paul, Minnesota metropolitan area; (v) the Company otherwise fails to perform its obligations under this Agreement; (vi) a Change in Control has occurred and either (x) the Executive dies or becomes permanently disabled (as determined by reference to the Company's long-term disability plan if it has such a plan) prior to the first anniversary of the Change in Control or (y) elects to terminate employment with the Company regardless of the reason therefor by giving the Company written notice thereof within the 60-day period immediately following the first anniversary of the Change in Control, regardless of the reason therefor, or (vii) the Company fails to obtain the agreement of a successor referred by Section 18 hereof prior to the effectiveness of any succession (unless the opinion described in Section 18 hereof is rendered to the Executive).

(g) "Stock Incentives" means stock options, restricted stock, stock appreciation rights, stock performance units or other stock incentives granted to the Executive by the Compensation Committee or the Board of Directors under any stock-based plan from time to time adopted by the Company.

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(h) "Termination of Employment" or "terminate employment" as referenced herein means the complete and intended termination of the employment relationship and a separation from service with the Company and all companies or entities or organizations with whom the Company would be considered a single employer pursuant to subsections (b) and (c) of section 414 of the Code, section 409A of the Code, sections 1.409A-3(a)(1) and 1.409A-1(h) of the Treasury Regulations, and in accordance with section 1.409A-3(i)(2) of the Treasury

Regulations.

(i) "Termination Date" means the date on which the Executive ceases to be an employee of the Company.

(j) "Work Product" means all inventions, creations, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or un-patentable) which relate to the Company's or any subsidiary's actual or anticipated business, research and development or existing or future products or services which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement), together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

2. Employment and Duties; Term of Employment; Compensation.

(a) Employment and Duties. For the term stated in paragraph 2(b), the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, to perform the duties and responsibilities of President and Chief Executive Officer, together with such other responsibilities as are consistent with such position and as are assigned by the Board of Directors of the Company (the "Board") or its Chief Executive Officer (the "CEO") from time to time as the case may be. The Executive agrees to devote his full business time and effort to the diligent and faithful performance of his duties under the direction of the Board. Such duties shall be performed from the Company's principal executive office in Minneapolis, Minnesota or such other location as permitted by the CEO.

(b) Term of Employment. Unless terminated as provided herein, the term of this Agreement shall commence on January 1, 2016 and shall continue through December 31, 2016, provided that the term shall be automatically extended for successive one year terms, commencing January 1, 2017, unless either party gives 90 days' written notice that the term will not be automatically extended to the other party prior to the date on which the automatic extension would be effective.

(c) Base Salary. As compensation for his services, the Executive shall be paid a base salary at a minimum annual rate of $240,000 payable in accordance with the Company's customary payroll practices, which salary shall be reviewed and may be increased (but not decreased without the Executive's written consent) from time to time at the discretion of the Compensation Committee or of the Board of Directors of the Company.

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(d) Annual Bonus. In addition to his Base Salary, the Executive also shall be eligible to receive an Annual Bonus pursuant to an Incentive Plan approved by the Board of Directors of the Company, a copy of which is attached hereto as Exhibit A.

(e) Other Benefits. The Executive shall be entitled to participate in such benefits as afforded to the Executive Management team from time to time.

(f) Business Expenses. The Company shall reimburse the Executive for reasonable expenses incurred by the Executive in connection with the Executive performing his duties under this Agreement and that are submitted within the time period required under the Company's expense reimbursement policy

3. Termination of Employment Prior to a Change in Control of the Company.

(a) Death or Disability. In the event of the Executive's death or disability (as defined in the Company's disability plan then in effect), the Company's obligation to make further Base Salary payments hereunder shall thereupon terminate. The Executive shall be entitled to receive (i) the Annual Bonus payable with respect to the year prior to death or disability if it has not yet been paid, and (ii) the Annual Bonus payable with respect to the year in which death or disability occurs, prorated for the portion of such year up to the Termination Date which shall be payable at the time the Annual Bonus for such year is paid to other executives of the Company. The Executive's rights to other compensation and benefits shall be determined under the then effective benefit plans and policies of the Company applicable to executives.

(b) Termination for Cause by the Company. By following the procedure set forth in paragraph 3(f), the Company shall have the right to terminate the employment of the Executive for Cause. If the employment of the Executive is terminated by the Company for Cause, the Executive's rights to compensation and benefits shall be determined under the Company's benefit plans and policies applicable to executives of the Company then in effect. If the employment of the Executive is terminated by the Company for Cause, the Executive shall have no right to severance benefits under this Section 3, but shall continue to be obligated under Sections 9, 11 and 12 hereof. The Executive shall have the right to continue health and life insurance under COBRA and/or state continuation of coverage laws in effect on the Termination Date.

(c) Termination without Cause. If the Company terminates the Executive without Cause, the Executive shall be entitled to the severance benefits described in paragraph 3(g).

(d) Termination for Good Reason by the Executive. By following the procedure set forth in paragraph 4(d), the Executive shall have the right to terminate his employment with the Company for Good Reason. If the employment of the Executive is terminated by the Executive for Good Reason, the Executive shall be entitled to the severance benefits set forth in paragraph 3(g).

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(e) Voluntary Resignation. The Executive may voluntarily terminate his employment without Good Reason prior to the expiration of the term of this Agreement by giving the Company at least ninety (90) days prior written notice or such shorter period of time as the Company's Board of Directors may determine. In the event the Executive voluntarily resigns, (i) the Executive's rights to further Base Salary payments and the Annual Bonus (except for the Annual Bonus for the immediately preceding year if it has not yet been paid to the Executive shall be paid at the time the annual bonuses for such year are paid to other executives of the Company) shall terminate on the effective date of such resignation, (ii) the Executive's rights to other compensation and benefits shall be determined under the benefit plans and policies applicable to the Company's executives as then in effect, and (iii) the Executive shall continue to be obligated under Sections 9, II and 12 hereof.

(f) Notice and Right to Cure. If the Company proposes to terminate the employment of the Executive for Cause under paragraph 3(b), the Company shall give written notice to the Executive specifying the reasons for such proposed termination with particularity and, in the case of a termination for Cause under clauses (i), (ii) or (iii) of the definition of "Cause", the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Company, which period shall be no less than 10 days from the Executive's receipt of the notice of proposed termination nor longer than the period specified in such notice. Termination for Cause shall be effective by giving written notice as specified in paragraph 20 or, in the case of termination for Cause under clauses (i), (ii) or (iii) of the definition of "Cause", following the period of the opportunity to correct if no correction has been made.

(g) Severance Benefits Upon Termination. If the Executive's employment is terminated without Cause by the Company or for Good Reason by the Executive prior to a Change in Control, the Executive shall be entitled to the following severance compensation and benefits:

(i) Base Salary. The Company shall pay the Executive the Executive's Base Salary for twelve (12) months beginning with the Termination Date in accordance with the Company's normal salary payment practices.

(ii) Bonus. If the Termination Date occurs before the Annual Bonus for any preceding year has been paid, the Company shall pay to the Executive the amount of the Executive's Annual Bonus for the preceding year when and as it would have been paid if the Executive had remained employed by the Company.

(iii) Disability, Life Insurance and Medical/Dental Coverage; No Unpaid Vacation or Sick Leave. The Company shall continue the disability, life insurance and medical/dental coverage provided to the Executive immediately prior to the Termination Date, subject to then existing Executive contribution requirements. Such coverage shall be provided through the earlier to occur of the end of the then term under paragraph 2(b) as if there had not been a Termination Date or the date on which the Executive obtains comparable coverage provided by a new employer. If and to the extent additional benefits are available, the Executive has the right to continue health and life insurance benefits under COBRA laws in effect on the Termination Date. The Executive shall not be deemed to have and shall not be paid for any unpaid vacation or sick leave.

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(iv) Stock Incentives. The Executive's rights with respect to Stock Incentives shall be as described in the applicable Company plan and the applicable separate agreements with the Executive, provided that in no event shall the payment of severance benefits hereunder be deemed to be an extension of Executive's employment for purposes of the vesting provisions of such plans and agreements.

(v) Withholding. Notwithstanding anything to the contrary herein, the Company shall withhold from all severance benefits payable hereunder the sum of federal, state and local taxes and other amounts which the Company is required by law or believes appropriate to withhold.

(vi) Reimbursement of Business Expenses. The Company will reimburse the Executive for all business expenses incurred prior to the Termination Date at the time and in the manner consistent with Company policy.

4. Termination Following a Change in Control of the Company. In the event of a Change in Control and within (and including) 24 months thereafter, the following provisions shall apply:

(a) Termination for Cause by the Company. By following the procedure set forth in paragraph 4(d)(i), the Company shall have the right to terminate the employment of the Executive for Cause. If the employment of the Executive is terminated by the Company for Cause, the Executive's rights to compensation and benefits shall be determined under the Company's benefit plans and policies applicable to executives of the Company then in effect.

(b) Termination for Good Reason by the Executive. By following the procedure set forth in paragraph 4(d)(ii), the Executive shall have the right to terminate the Executive's employment with the Company for Good Reason and shall be entitled to the severance benefits set forth in paragraph 4(e).

(c) Termination Without Cause; Voluntary Resignation. If the Company terminates the Executive's employment without Cause, the Executive shall be entitled to the severance benefits set forth in paragraph 4(e). The Executive may voluntarily terminate his employment without Good Reason prior to the expiration of the term of this Agreement, and in such event, unless the voluntary resignation is pursuant to clause (vi) in the definition of "Good Reason" in which case the provisions of Paragraphs 4(b) and 4(e) shall apply, the Executive's rights to further Base Salary payments and Annual Bonus (except, if the Termination Date occurs before the Annual Bonus for any preceding year has been paid, the Company shall pay to the Executive the amount of the Executive's Annual Bonus for the preceding year when and as it would have been paid if the Executive had remained employed by the Company) shall terminate on the effective date of such resignation, the Executive's rights to other compensation and benefits shall be determined under the benefit plans and policies applicable to the Company's executives as then in effect, and the Executive shall continue to be obligated under Sections 9, 11 and 12 hereof.

(d) Notice and Right to Cure.

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(i) Termination by Company for Cause. If the Company proposes to terminate the employment of the Executive for Cause, the Company shall give written notice to the Executive specifying the reasons for such proposed termination with particularity and, in the case of a termination for Cause under clause (i) of the definition thereof, the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Board of Directors of the Company, which period shall be no less than 30 days from the Executive's receipt of the notice of proposed termination. Notwithstanding the foregoing, the Executive's employment shall not be terminated for Cause unless and until there shall be delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's legal counsel, to be heard before the Board of Directors) finding that, in the opinion of the Company's Board of Directors, the Executive has engaged in conduct justifying a termination for Cause.

(ii) Termination by Executive for Good Reason. If the Executive proposes to terminate the Executive's employment for Good Reason (other than a termination for Good Reason under clause (vi) of the definition thereof), the Executive shall give written notice to the Company specifying the reason therefor with particularity. In the event the Executive proposes to terminate employment for Good Reason under clauses (i), (ii), (iii), (iv) or (vii) of the definition thereof, the Termination Date shall be the date of such notice. In the event the Executive proposes to terminate employment for Good Reason under clause (vi) of the definition thereof, the Termination Date shall be the tenth calendar day following such notice or, in the case of death or disability, the date on which the Executive dies or becomes disabled. In the event the Executive proposes to terminate employment for Good Reason under clause (v) of the definition thereof, the Company will have an opportunity to correct any curable situation to the reasonable satisfaction of the Executive within the period of time specified in the Executive's notice which shall not be less than 30 days. If such correction is not so made or the circumstances or situation is such that it is not curable, within 30 days after the expiration of the time so fixed within which to correct such situation, the Executive may give written notice to the Company that the Executive's employment is terminated for Good Reason and the Termination Date shall be the date of such notice.

(e) Severance Benefits for Change in Control.

(i) Base Salary. The Company shall pay the Executive a lump sum cash payment, no later than 10 days after the Termination Date, in an amount equal to the Executive's Base Salary multiplied by a factor of two (2).

(ii) Disability, Life Insurance and Medical/Dental Coverage; No Unpaid Vacation or Sick Leave. The Company shall continue the disability, life insurance and medical/dental coverage provided to the Executive immediately prior to the Termination Date. Such coverage shall be provided by the Company at its sole cost until the second (2nd) anniversary of the Termination Date. If and to the extent additional benefits are available, the Executive has the right to continue health and life insurance benefits under COBRA and/or state continuation of coverage laws in effect on the Termination Date. The Executive shall not be deemed to have and shall not be paid for any unpaid vacation or sick leave.

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(iii) Stock Incentives. Not later than 30 days after the Termination Date, the Company shall pay the Executive a lump sum cash payment equal to the amount by which the fair market value (determined as of the Termination Date) of the number of shares of stock subject to any Stock Incentive granted to the Executive is in excess of the exercise price or other amount of payment required to be made by the Executive thereunder, but only to the extent that the Executive is not entitled to exercise his Stock Incentives after the Termination Date under the provisions of the Executive's Stock Incentive agreements.

(iv) Other Deferred Benefits. Not later than 30 days after the Termination Date, the Company shall pay the Executive a lump sum cash payment in an amount equal to the sum of the unvested portion of all other deferred benefits, including without limitation deferred compensation, retirement and profit-sharing plans, but only to the extent that the Executive is not entitled to receive such benefits immediately following the Termination Date under the provisions of the applicable agreements.

(v) Withholding. Notwithstanding anything to the contrary herein, the Company shall withhold from all severance benefits payable hereunder the sum of federal, state and local taxes and other amounts which the Company is required by law or believes appropriate to withhold.

(vi) Reimbursement of Business Expenses. The Company will reimburse the Executive for all business expenses incurred prior to the Termination Date at the time and in the manner consistent with Company policy.

5. Certain Additional Payments by the Company. Intentionally deleted.

6. Benefits in Lieu of Severance Pay Policy. The severance benefits provided for in Sections 3, 4 and 5 hereof are in lieu of any benefits that would otherwise be provided to the Executive under the Company's severance pay policy or agreement, and the Executive shall not be entitled to any benefits under any other Company's severance pay policy or agreement.

7. No Funding of Severance. Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under Sections 3, 4 and 5 hereof, and the rights of the Executive to any benefits hereunder shall be solely those of a general, unsecured creditor of the Company.

8. Beneficiaries. In the event of the Executive's death, any amount or benefit payable or distributable to him pursuant to this Agreement shall be paid to the beneficiary designated by the Executive for such purpose in the last written instrument received by the Company prior to the Executive's death, if any, or, if no beneficiary has been designated, to the Executive's estate, but such designation shall not be deemed to supersede any beneficiary designation under any benefit plan of the Company. Whenever this Agreement provides for the written designation of a beneficiary or beneficiaries of the Executive, the Executive shall have the right to revoke such designation and to re-designate a beneficiary or beneficiaries by written notice to the Company, except to the extent, if any, restricted by law.

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9. Covenant to Protect Confidential Information. The Executive acknowledges that in connection with the Executive's employment by the Company, the Executive will be brought into contact with Confidential Information, and the Executive agrees that:

(a) The Executive will not disclose to any Person or entity any Confidential Information, either during or after the term of his employment, except to designated employees of the Company or any subsidiary (only as such employees need such infom1ation), and attorneys, accountants or other representatives of the Company or any subsidiary as may be necessary or appropriate in the ordinary course of performing the Executive's duties as an executive of the Company, or otherwise with the Company's express prior written consent.

(b) The Executive will not disclose or transfer any Confidential Information to any third party without the express prior written consent of the Company.

(c) The Executive will deliver to the Company promptly upon termination of employment, or at any other time that the Company may so request, all memoranda, notes, records (including electronic data records), reports and other documents (and all copies thereof) relating to the Confidential Information which he may then possess or have within his control.

10. Termination of Obligation of Confidentiality. The confidentiality obligations imposed by Section 9 of this Agreement shall cease to apply to Confidential Information after the earliest of the date on which the Executive provides the Company with written evidence clearly establishing that the Confidential Information which has been treated by the Company or any other subsidiary as Confidential Information: (i) was known to Executive before it was obtained from the Company; (ii) was publicly available on the date of first receipt from the Company or any subsidiary; (iv) has become generally known in the Company's industry through no fault of the Executive; (v) has been disclosed to Executive free of any obligation of confidentiality by a third party who has the right to disclose the same and who did not derive the information from the Company or any subsidiary; or (vi) was independently developed by the Executive without the use of the Confidential Information.

11. Work Product. The Executive acknowledges that Work Product belongs solely to the Company.

(a) At the request of the Company, the Executive shall (i) promptly and fully inform the Company in writing of Work Product made, created or conceived during the Executive's employment, (ii) assign (and the Executive does hereby assign) to the Company all of his ownership in and rights to such Work Product, and (iii) assist the Company as requested during and after employment to evidence, perfect and enforce the rights of the Company in and ownership of such Work Product by promptly executing and delivering to the Company, the reasonably necessary written instruments and by performing such other acts as may be necessary, in the opinion of the Company, so as to enable the Company to obtain and maintain patent, copyright or other intellectual property rights in such Work Product and so as to vest the entire right and title thereto in the Company.

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(b) Pursuant to the provisions of Minn. Stat. Section 181.78, the Company hereby notifies the Executive that this Section II does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (i) which does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by the Executive for the Company.

12. Non-Competition, Non-Solicitation and Non-Disparagement. The Executive acknowledges and agrees with the Company that during the course of the Executive's employment with the Company, the Executive has had and will continue to have the opportunity to develop relationships with existing employees, customers and other business associates of the Company or any subsidiary, which relationships constitute goodwill of the Company, and the Executive acknowledges and agrees that the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. The Executive accordingly covenants and agrees as follows:

(a) During the term of the Executive's employment with the Company and for a period equal to one (1) year after the Termination Date (the "Non-Compete Period"), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in a business competitive with that of the Company and its subsidiaries, namely the marketing of energy to retail customers and the provision of financial and related services to such customers or other persons, whether for or by himself or as an independent contractor, agent, stockholder, partner, or joint venture partner for any other Person, provided that the aggregate ownership by the Executive of no more than two percent (2%) of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system.

(b) The Executive covenants and agrees that during the period commencing with the date of this Agreement and ending on the third (3rd) anniversary of the Termination Date if the Termination Date occurs prior to a Change in Control, or on the second (2nd) anniversary of the Termination Date if the Termination Date occurs on or after a Change in Control, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company or a subsidiary to terminate his or her employment with the Company or a subsidiary or employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates employment with the Company, (ii) solicit any supplier to the Company or any subsidiary as of the Termination Date to discontinue or modify such supplier's relationship with the Company or any subsidiary, or (iii) make any disparaging statements concerning the Company or any subsidiary or their respective officers, directors, shareholders or employees to any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any subsidiary.

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(c) The Executive understands that the foregoing restrictions may limit the Executive's ability to earn a livelihood in a business similar to the business of the Company, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the Executive's education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

13. Remedies. In the event of the violation or threatened violation by the Executive of any of the covenants contained in this Agreement, in addition to any other remedy available in law or in equity, the Company shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy, (ii) the right and remedy to terminate forthwith any payments or benefits required to be made or provided to the Executive hereunder upon violation by the Executive of any provisions of Sections 9, 11 or 12 hereof, but without limiting the Executive's obligations under Sections 9, 11 or 12 hereof, provided that all such payments shall be promptly paid over to the Executive if a court of competent jurisdiction determines that the Executive did not violate such provisions, (iii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits, other than those payable under this Agreement, derived or received by the Executive or the entity in competition with the Company as the result of any transactions constituting a breach of any or all of Sections 9, II or 12 of this Agreement, and Executive agrees to account for and pay over to the Company such amounts promptly upon demand therefor, and (iv) the right to any and all damages available as a matter of law, and costs and expenses incurred by the Company in pursuing its rights under this Agreement, including reasonable attorneys' fees and other litigation expenses.

14. Arbitration. In the event of a dispute between the Company and the Executive regarding the entitlement of the Executive to benefits hereunder or the amount thereof, it is the intention of the parties that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides. Accordingly, any claim or dispute relating to the entitlement of the Executive to benefits hereunder or the amount thereof, shall be resolved by binding private arbitration before three arbitrators. Either party may request arbitration by written notice to the other party. Within 30 days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator. In the event the two arbitrators cannot agree upon the third arbitrator within 10 days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court. Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances. The arbitration panel shall have the power to enter any relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances. Any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within 10 days of the award.

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15. Severability. Should any covenant, term or condition contained in this Agreement become or be declared invalid or unenforceable by a court of competent jurisdiction, the parties agree that the court shall be requested to judicially modify such unenforceable provision consistent with the intent of this Agreement so that it shall be enforceable to the fullest extent possible.

16. Applicable Law; Jurisdiction. This Agreement shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota without regard to conflict of law provisions. The Executive hereby submits to the jurisdiction of, and waives any venue objections against, the State of Minnesota and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of Sections 9, 11 or 12 of this Agreement, and the Executive consents to the personal jurisdiction of such courts for such purposes.

17. Amendments; Waivers. This Agreement may be amended, modified, superseded or cancelled, and the terms or covenants waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the Company. The failure to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver of any term, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such breach, or a waiver of the breach of any other term contained in this Agreement.

18. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law. The Executive's rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

19. Survival. The rights and obligations of the parties pursuant to this Agreement shall survive the Termination Date to the extent that any performance is required hereunder after the expiration or termination of such term.

20. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Chief Financial Officer) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to the Executive's last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Chief Financial Officer, or to such other address as the party to be notified may specify by written notice to the other party.

21. Construction. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

ASPIRITY HOLDINGS, LLC

By: /s/ David Johnson

Its: Chairman, Compensation Committee

/s/ Mark A. Cohn

Mark A. Cohn

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EXHIBIT A

December 2016

Background

The Leadership Team desires to build a high performance culture at the Company. It is imperative for us to develop a compensation philosophy that is consistent with our cultural goal. As such, we are proposing the following:

Compensation Philosophy

Our executive compensation decisions are influenced by a variety of factors, with the primary goals being to align management and member interests and to link pay with performance. As a retail energy company, we operate in a highly competitive and challenging industry. We believe that our compensation program should be designed to provide a total compensation opportunity necessary to both attract and retain talented and experienced key executives and to reward individual performance in a manner designed to promote the financial and operating success of the Company.

We are guided by the following key objectives and reward philosophies in the design and implementation of our compensation program:

• Competitive Compensation Opportunity . Our compensation program is designed to provide a total compensation opportunity that collectively approximates the median total compensation opportunity of our peer group companies for the comparable position, if the Company meets the performance goals established herein.

• Pay for Performance. Our compensation program is intended to motivate our key contributors, including named executive officers (NEOs), to drive our business and financial results, and is designed to reward both annual financial and operating performance, as well as improved performance over a longer period of time. A considerable portion of each executive's total potential compensation consists of at-risk pay that is expressly conditioned upon the achievement of pre-established financial objectives and performance criteria.

• Alignment with Members. Our compensation program is intended to motivate and reward our executive officers to drive improved performance, which should, in turn, lead to the enhancement of long-term equity value for our members. Currently, only our founder, certain individuals, and the NEOs are members of the Company. In the future, we plan to extend ownership opportunities to others in the organization so that everyone's interests are closely aligned with the interests of our members. Our compensation program is intended to motivate and reward our key employees to drive improved performance, which should, in turn, lead to the enhancement of long-term stockholder value.

Our compensation program is meant to be dynamic and a reflection of the changing marketplace in which we compete. We believe it appropriately balances the factors described above with our goals of attracting, motivating, rewarding, and retaining our executives and promoting the financial and operating success of the Company.

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2016 Annual Incentive Plan Design

The Annual Incentive Plan (''AlP") is intended to be a tool to help us drive performance. We are not proposing a Long Term Incentive Plan ("LTIP") at this time. We will likely postpone the development of an LTIP until the Company is ready to complete an IPO or decides that one is not likely to occur.

Considerations and Recommendations

•	2016 operating results are estimated to generate a modest profit based on preliminary budget projections.

•	We must focus on financial performance and customer growth - in building the Company to competitive levels of profitability.

•	Plan design should provide meaningful awards to participants and be aligned with market compensation.

•	An annual cash-based plan would be a significant motivator and retention tool and being able to provide an appropriate distribution of earnings between shareholders and employees.

•	Two metrics for the annual incentive plan are desirable - customer counts at the end of the year and cash flow from operations for the year.

•	We recommend that no payouts be made unless the Company is successful in acquiring at least a specified minimum number of customers ("Rule 1" below).

•	With respect to cash flow from operations, we are proposing that the bonus pool be calculated based on a "Threshold" of 80% of the "Target" or 100% of the budgeted amount with a "Maximum" pool size based upon the achievement of 150% or more of the Target amount ("Rule 2" below).

•	Individual payouts based on job level, as a percent of eligible payroll, and actual cash flow from operations achieved are described in "Rule 3" below. Pool size and payouts between the Threshold and Maximum levels will be computed on a linear basis.

•	All new hires prior to September 30, 2016 will participate on a pro rata basis.

•	Payouts will occur the first pay period after approval of the Company's audited financial statements, expected to be in April 2017. For eligibility, one must be employed at the Company on the payout date.

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2016 Annual Incentive Plan Expense Estimates

Right click on table below to edit yellow cells.

Rule 1 - For any bonus payouts to occur, the Company must have customers receiving service as of Dec 31, 2016 of at least 100,000

Rule 2 - For the year ending Dec 31, 2016, the bonus pool will be sized based on operating cash flow as determined in accordance with GAAP as follows:

	Threshold	Target	Maximum
Percent of Target	80%	100%	150%
Pre-bonus cash flow from operations	6,940,471	8,951,342	13,794,683
Post-bonus cash flow from operations	6,572,800	8,216,000	12,324,000

Rule 3 - Bonuses based on Job Level, as a percent of planned Eligible Payroll, and the Company's actual cash flow from operations achieved will be as follows:

				Size of Bonuses, Bonus Pool & Payouts at Operating Income levels of		
Job Level	Bonus as a % of Eligible Payroll (at Target)	Eligible Headcount	Eligible Payroll	Threshold	Target	Maximum
CEO	50%	1	240,000	60,000	120,000	240,000
VP	40%	3	555,000	111,000	222,000	444,000
Director	30%	7	663,750	99,563	199,125	398,250
Manager	20%	14	835,000	83,500	167,000	334,000
Other	10%	5	272,167	13,608	27,217	54,433
Total	29%	30	2,565,917	367,671	735,342	1,470,683
Bonuses, percent of pre-bonus cash flow from operations (to be paid in 2017)				5.30%	8.21%	10.66%

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